Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 12, 2014, is entered into by and among Interline Brands, Inc., a New Jersey corporation (the “Issuer”), Interline Brands, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as defined in the Indenture referred to herein and, together with the Parent, the “Guarantors”) and Wells Fargo Bank, National Association (or its permitted successor) as trustee (the “Trustee”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of November 16, 2010 (as amended by the First Supplemental Indenture, dated June 19, 2012, the Second Supplemental Indenture, dated June 27, 2012, the Third Supplemental Indenture, dated December 11, 2012, and the Fourth Supplemental Indenture, dated April 4, 2013, the “Indenture”), providing for the issuance of 7.50% Senior Subordinated Notes due 2018 (the “Notes”);
WHEREAS, the Issuer has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents (the “Consents”) to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions currently contained in the Indenture pursuant to the Offer to Purchase and Consent Solicitation Statement, dated February 26, 2014 (the “Statement”), and the related Letter of Transmittal and Consent;
WHEREAS, Section 9.02 of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend certain of the provisions of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture;
WHEREAS, the Issuer solicited, and has received, consents upon the terms and subject to the conditions set forth in the Statement from Holders representing at least a majority in aggregate principal amount of its outstanding Notes to the Proposed Amendments (as defined in the Statement);
WHEREAS, this Supplemental Indenture shall be effective upon its execution by the Issuer, the Guarantors and the Trustee, and the amendments effected by this Supplemental Indenture shall become operative with respect to the Notes on the Initial Settlement Date (as defined in the Statement), if the Issuer elects to have an Initial Settlement Date, or on the Final Settlement Date (as defined in the Statement), if the Issuer does not elect to have an Initial Settlement Date, in accordance with Section 3 hereof;
WHEREAS the Issuer desires to execute this Supplemental Indenture embodying the modifications of the Indenture made and approved as aforesaid and has requested that the Trustee execute this Supplemental Indenture pursuant to Section 9.06 of the Indenture;

WHEREAS the Board of Directors of the Issuer has authorized the Issuer to enter into this Supplemental Indenture for the purpose of embodying the modification of the Indenture made and approved as aforesaid; and
WHEREAS the Issuer represents that all acts and things necessary have happened, been done, and been performed, to make this Supplemental Indenture a valid and binding instrument, in accordance with its terms.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
SECTION 1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
SECTION 2.    Amendments.
(a)Amendment of Article Three. Subject to Section 3 hereof, the Indenture is hereby amended by (A) deleting the second sentence of Section 3.01 and replacing such sentence with the following: “The Issuer shall give notice of redemption to the Paying Agent and Trustee at least one Business Day prior to the last date for which Holders are entitled to receive notice of redemption as provided in Section 3.03 or 3.08 (unless a shorter period shall be agreed to by the Trustee), together with an Officer’s Certificate stating that such redemption will comply with the conditions contained herein.”, (B) deleting the first sentence of the first paragraph of Section 3.03 and replacing such sentence with the following: “At least three Business Days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days before a Redemption Date, the Issuer shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address.”, and (C) deleting the second sentence of the first paragraph of Section 3.03 and replacing such sentence with the following: “At the Issuer’s request, the Trustee shall forward the notice of redemption in the Issuer’s name and at the Issuer’s expense.”
(a)    Amendment of Article Four. Subject to Section 3 hereof, the Indenture is hereby amended by deleting the following Sections of Article Four of the Indenture and all references thereto: 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 in each case in its entirety, and replacing each such Section with the following: “INTENTIONALLY OMITTED.”
(b)    Amendment of Article Five. Subject to Section 3 hereof, the Indenture is hereby amended by deleting the following Sections of Article Five of the Indenture and all references thereto: 5.01(a)(2), 5.01(a)(3), 5.01(a)(4), 5.01(b) and 5.02, in each case in its entirety, and replacing each such Section with the following: “INTENTIONALLY OMITTED.”

(c)    Amendment of Article Six. Subject to Section 3 hereof, the Indenture is hereby amended by (A) deleting the following Sections of Article Six of the Indenture and all references thereto: 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7) and 6.01(8), in each case in its entirety, and replacing each such Section with the following: “INTENTIONALLY OMITTED.” and (B) deleting the ultimate, penultimate and antepenultimate paragraphs of Section 6.01, in each case in its entirety.
(d)    Amendment of Article Eight. Subject to Section 3 hereof, the Indenture is hereby amended by adding the following to Section 8.04 as the second paragraph:
“Notwithstanding anything in this Article Eight to the contrary, upon the Issuer’s written request, the Trustee may use amounts held in trust in connection with a satisfaction and discharge of this Indenture to pay all principal and interest due to Holders who tender their Notes to the Issuer for purchase before such Notes are paid in full at redemption or maturity, as the case may be, as long as the Issuer delivers to the Trustee an Officer’s Certificate stating that sufficient funds will remain in deposit to pay at redemption or maturity, as the case may be, all principal and interest due on Notes not tendered for purchase.”
(e)    Amendment of Notes. Subject to Section 3 hereof, any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Supplemental Indenture shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture.
(f)    Amendment of Definitions. Subject to Section 3 hereof, any defined terms present in the Indenture, the Notes or the Guaranty Agreements but no longer used as a result of the amendments made by this Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture, the Notes or the Guaranty Agreements where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Supplemental Indenture and the term it defines is still used elsewhere in the Indenture, the Notes or the Guaranty Agreements after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.
(g)    Amendment of References. The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments made by this Supplemental Indenture.
SECTION 3.    Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Issuer, the Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Guaranty Agreement heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided however, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments set forth in Section 2 of this Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Issuer’s acceptance and initial payment for Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer and representing at least a majority in aggregate principal amount of the then outstanding Notes on the Initial Settlement Date, if the Issuer elects to have an Initial Settlement Date, or on the Final Settlement Date, if the Issuer does not elect to have an Initial Settlement Date. Prior to the time the Issuer purchases any Notes pursuant to the Tender Offer, the Issuer may terminate this Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the solicitation of Consents with respect to the Proposed Amendments or if for any other reason the Notes are not accepted for payment pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or the Issuer does not accept for purchase, and pay for, the Notes for any reason, this Supplemental Indenture shall not become operative. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture and the Notes shall remain in full force and effect.
SECTION 4.    Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
SECTION 5.    Trust Indenture Act Controls. If any provision of the Indenture, as amended by this Supplemental Indenture, limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the Trust Indenture Act, such required or deemed provision of the Trust Indenture Act shall control.
SECTION 6.    No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer contained in the Indenture or in any of the Notes, as amended by this Supplemental Indenture, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Issuer or of any successor Person, either directly or through the Issuer or any successor Person, whether by virtue of any constitution, statute, rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes, in each case as amended by this Supplemental Indenture.
SECTION 7.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 9.    Severability. In case any provision in this Supplemental Indenture, the Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 10.    Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 11.    Effect of Headings. The Section headings are for convenience of reference only and shall not affect the construction hereof.
SECTION 12.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.
SECTION 13. Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 14. Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
INTERLINE BRANDS, INC.,
a New Jersey corporation

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Vice President, General Counsel & Secretary
INTERLINE BRANDS, INC.,
a Delaware corporation

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Vice President, General Counsel & Secretary
WILMAR FINANCIAL, INC.,
a Delaware corporation

By:	/s/ John K. Bakewell

Name:	John K. Bakewell

Title:	Chief Financial Officer
GLENWOOD ACQUISITION LLC,
a Delaware limited liability company

By:	Interline Brands, Inc., its sole member

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Vice President, General Counsel & Secretary

JANPAK, LLC,
a West Virginia corporation

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Secretary
JANPAK OF TEXAS, LLC,
a Texas corporation

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Secretary
JANPAK OF SOUTH CAROLINA, LLC,
a South Carolina corporation

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Secretary
ZIP TECHNOLOGY, LLC,
a West Virginia corporation

By:	/s/ Michael Agliata

Name:	Michael Agliata

Title:	Secretary
IBI MERCHANDISING SERVICES, INC., a Delaware corporation

By:	/s/ Anthony Scott

Name:	Anthony Scott

Title:	President & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke

Name:	Gregory S. Clarke

Title:	Vice President